PUTNAM FUNDS TRUST

DISTRIBUTOR'S CONTRACT

Distributor's Contract dated June 10, 2005, by and between PUTNAM FUNDS TRUST, a Massachusetts business trust (the "Fund"), and PUTNAM RETAIL MANAGEMENT LIMITED PARTNERSHIP, a Massachusetts limited partnership ("Putnam").

WHEREAS, the Trust and Putnam are desirous of entering into this agreement to provide for the distribution by Putnam of shares of the various portfolio series of the Trust (each a "Fund");

NOW, THEREFORE, in consideration of the mutual agreements contained in the Terms and Conditions of Distributor's Contract attached to and forming a part of this Contract (the "Terms and Conditions"), the Trust hereby appoints Putnam as a distributor of shares of the Trust, and Putnam hereby accepts such appointment, all as set forth in the Terms and Conditions.

A copy of the Agreement and Declaration of Trust of the Trust is on file with the Secretary of The Commonwealth of Massachusetts and notice is hereby given that this instrument is executed on behalf of the Trustees of the Trust as Trustees and not individually, and that the obligations of or arising out of this instrument are not binding upon any of the Trustees, officers or shareholders individually but are binding only upon the assets and property of the relevant Fund.

IN WITNESS WHEREOF, PUTNAM FUNDS TRUST and PUTNAM RETAIL MANAGEMENT LIMITED PARTNERSHIP have each caused this Distributor's Contract to be signed in its behalf, all as of the day and year first above written.

                              PUTNAM FUNDS TRUST

                              /s/ Charles E. Porter
                          By: ________________________________
                              Charles E. Porter
                              Executive Vice President, Associate
                              Treasurer and Principal Executive
                              Officer

                              PUTNAM RETAIL MANAGEMENT
                              LIMITED PARTNERSHIP

                              /s/ Richard A. Monaghan
                          By: ________________________________
                              Richard A. Monaghan
                              President


TERMS AND CONDITIONS
OF
DISTRIBUTOR'S CONTRACT


1. Reservation of Right Not to Sell. The Trust reserves the right to refuse at any time or times to sell hereunder any shares of beneficial interest ("shares") of a Fund for any reason deemed adequate by it.

2. Payments to Putnam. In connection with the distribution of shares of a Fund, Putnam will be entitled to receive: (a) payments pursuant to any Distribution Plan and Agreement from time to time in effect between the Trust and Putnam with respect to such Fund or any particular class of shares of such Fund, (b) any contingent deferred sales charges applicable to the redemption of shares of such Fund or of any particular class of shares of such Fund, determined in the manner set forth in the then current Prospectus and Statement of Additional Information of such Fund and (c) subject to the provisions of Section3 below, any front-end sales charges applicable to the sale of shares of such Fund or of any particular class of shares of such Fund, less any applicable dealer discount.

3. Sales of Shares to Putnam and Sales by Putnam. Putnam will have the right, as principal, to sell shares of a Fund to investment dealers against orders therefor (a) at the public offering price (calculated as described below) less a discount determined by Putnam, which discount shall not exceed the amount of the sales charge referred to below, or (b) at net asset value. Upon receipt of an order to purchase shares from an investment dealer with whom Putnam has a Sales Contract, Putnam will promptly purchase shares from the relevant Fund to fill such order. The public offering price of a class of shares of a Fund shall be the net asset value of such shares then in effect, plus any applicable front-end sales charge determined in the manner set forth in the then current Prospectus and Statement of Additional Information of the Fund or as permitted by the Investment Company Act of 1940, as amended, and the Rules and Regulations of the Securities and Exchange Commission promulgated thereunder. In no event shall the public offering price exceed 1000/915ths of such net asset value, and in no event shall any applicable sales charge exceed 8 1/2% of the public offering price. The net asset value of the shares shall be determined in the manner provided in the Agreement and Declaration of Trust of the Trust as then amended and when determined shall be applicable to transactions as provided for in the then current Prospectus and Statement of Additional Information of the relevant Fund.

Putnam will also have the right, as principal, to purchase shares from a Fund at their net asset value and to sell such shares to the public against orders therefor at the public offering price or at net asset value.

Putnam will also have the right, as principal, to sell shares at their net asset value and not subject to a contingent deferred sales charge to such persons as may be approved by the Trustees of the Trust, all such sales to comply with the provisions of the Investment Company Act of 1940, as amended, and the Rules and Regulations of the Securities and Exchange Commission promulgated thereunder.

Putnam will also have the right, as agent for the Trust, to sell shares at the public offering price or at net asset value to such persons and upon such conditions as the Trustees of the Trust may from time to time determine.

On every sale the Trust shall receive the applicable net asset value of the shares. Putnam will reimburse the Trust for any increased issue tax paid on account of sales charges. Upon receipt of registration instructions in proper form and payment for shares, Putnam will transmit such instructions to the Trust or its agent for registration of the shares purchased.

4. Sales of Shares by the Trust. The Trust reserves the right to issue shares at any time directly to its shareholders as a stock dividend or stock split and to sell shares to its shareholders or to other persons approved by Putnam at not less than net asset value.

5. Repurchase of Shares. Putnam will act as agent for the Trust in connection with the repurchase of shares by the Trust upon the terms and conditions set forth in the then current Prospectus and Statement of Additional Information of the relevant Fund.

6. Basis of Purchases and Sales of Shares. Putnam will use its best efforts to place shares sold by it on an investment basis. Putnam does not agree to sell any specific number of shares. Shares will be sold by Putnam only against orders therefor. Putnam will not purchase shares from anyone other than the Trust or a Fund except in accordance with Section 5, and will not take "long" or "short" positions in shares contrary to the Agreement and Declaration of Trust of the Trust.

7. Rules of NASD, etc. Putnam will conform to the Rules of Fair Practice of the National Association of Securities Dealers, Inc. and the sale of securities laws of any jurisdiction in which it sells, directly or indirectly, any shares. Putnam also agrees to furnish to the Trust sufficient copies of any agreements or plans it intends to use in connection with any sales of shares in adequate time for the Trust to file and clear them with the proper authorities before they are put in use, and not to use them until so filed and cleared.

8. Putnam Independent Contractor. Putnam shall be an independent contractor and neither Putnam nor any of its officers or employees as such is or shall be an employee of the Trust. Putnam is responsible for its own conduct and the employment, control and conduct of its agents and employees and for injury to such agents or employees or to others through its agents or employees. Putnam assumes full responsibility for its agents and employees under applicable statutes and agrees to pay all employer taxes thereunder.

Putnam will maintain at its own expense insurance against public liability in such an amount as the Trustees of the Trust may from time to time reasonably request.

9. Expenses. Putnam will pay all expenses of qualifying shares for sale under the so-called "Blue Sky" laws of any state (except expenses of any action by the Trust relating to its Agreement and Declaration of Trust or other matters approved by the Trustees), and expenses of preparing, printing and distributing advertising and sales literature. Putnam shall not be responsible for any expenses of registering shares under the Securities Act of 1933, as amended, or the preparation, printing and distribution of Prospectuses, Statements of Additional Information and shareholders reports , except that Putnam will pay the cost of the printing and distributing any Prospectuses, Statements of Additional Information and shareholders' reports used by it and by others in the offer or sale of shares to persons who, at the time of such offer or sale were not already shareholders of the relevant Fund, to the extent such cost is not paid by others.

10. Indemnification of Trust. Putnam agrees to indemnify and hold harmless the Trust and each person who has been, is, or may hereafter be a Trustee of the Trust against expenses reasonably incurred by any of them in connection with any claim or in connection with any action, suit or proceeding to which any of them may be a party, which arises out of or is alleged to arise out of any misrepresentation or omission to state a material fact, or out of any alleged misrepresentation or omission to state a material fact, on the part of Putnam or any agent or employee of Putnam or any other person for whose acts Putnam is responsible or is alleged to be responsible unless such misrepresentation or omission was made in reliance upon written information furnished by the Trust. Putnam also agrees likewise to indemnify and hold harmless the Trust and each such person in connection with any claim or in connection with any action, suit or proceeding which arises out of or is alleged to arise out of Putnam's (or an affiliate of Putnam's) failure to exercise reasonable care and diligence with respect to its services rendered in connection with investment, reinvestment, automatic withdrawal and other plans for shares.
 The term "expenses" includes amounts paid in satisfaction of judgments or in settlements which are made with Putnam's consent. The foregoing rights of indemnification shall be in addition to any other rights to which the Trust or a Trustee may be entitled as a matter of law.

11. Assignment Terminates this Contract; Amendments of this Contract.
This Contract shall automatically terminate, without the payment of any penalty, in the event of its assignment. This Contract may be amended only if such amendment be approved either by action of the Trustees of the Trust or at a meeting of the shareholders of the relevant Fund by the affirmative vote of a majority of the outstanding shares of such Fund, and by a majority of the Trustees of the Trust who are not interested persons of the Trust or of Putnam by vote cast in person at a meeting called for the purpose of voting on such approval.

12. Effective Period and Termination of this Contract. This Contract shall take effect upon the date first above written and shall remain in full force and effect continuously (unless terminated automatically as set forth in Section 11) until terminated with respect to a particular Fund as follows:

(a) Either by the Trust or Putnam by not more than sixty (60) days' nor less than ten (10) days' written notice delivered or mailed by registered mail, postage prepaid, to the other party; or

(b) If the continuance of this Contract is not specifically approved at least annually by the Trustees of the Trust or the shareholders of the relevant Fund by the affirmative vote of a majority of the outstanding shares of such Fund, and by a majority of the Trustees of the Trust who are not interested persons of the Trust or of Putnam by vote cast in person at a meeting called for the purpose of voting on such approval, then this Contract shall automatically terminate at the close of business on the second anniversary of its execution, or upon the expiration of one year from the effective date of the last such continuance, whichever is later.

Action by the Trust under (a) above may be taken either (i) by vote of its Trustees or (ii) by the affirmative vote of a majority of the outstanding shares of the relevant Fund. The requirement under (b) above that continuance of this Contract be "specifically approved at least annually" shall be construed in a manner consistent with the Investment Company Act of 1940, as amended, and the Rules and Regulations thereunder.

Termination of this Contract pursuant to this Section 12 shall be without the payment of any penalty.

13. Certain Definitions. For the purposes of this Contract, the "affirmative vote of a majority of the outstanding shares of a Fund" means the affirmative vote, at a duly called and held meeting of shareholders of such Fund, (a) of the holders of 67% or more of the shares of such Fund present (in person or by proxy) and entitled to vote at such meeting, if the holders of more than 50% of the outstanding shares of such Fund entitled to vote at such meeting are present in person or by proxy, or (b) of the holders of more than 50% of the outstanding shares of such Fund entitled to vote at such meeting, whichever is less.

For the purposes of this Contract, the terms "interested person" and "assignment" shall have the meanings defined in the Investment Company Act of 1940, as amended, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission under said Act.